CODE OF PERSONAL AND BUSINESS CONDUCT AND ETHICS

                                   I. OVERVIEW

A. Standards of Conduct
It is the policy of Oryx Technology Corp. (the "Company") to conduct its business in compliance with all applicable laws and regulations. Although laws and customs vary from country to country and standards of ethics may vary in different business environments, the fundamental principles of honesty and integrity serve as time-tested standards.

It is the responsibility of every employee and the policy of the Company to encourage its employees to ask questions, seek guidance, report suspected violations or express their concerns regarding compliance with this standard of conduct. References in this Code to the Company encompasses all entities owned in whole or in part by the Company.

The Company's employees and individuals acting directly or indirectly on behalf of the Company are prohibited from taking any actions that violate:

     o   local laws and regulations;
     o the laws and regulations of the United States relating to standards of conduct toward public officials; and
     o the self-governing high standards of honesty and integrity that are applicable to the Company activities throughout the world.

Funds and assets of the Company are to be properly accounted for on the books and records of the Company and are to be used only for the benefit of the Company in accordance with legal and proper procedures. All employees should
protect  and  ensure  efficient  use  of  the  Company's   assets.   The  theft,
carelessness and waste of the Company's assets have a direct impact on the Company's profitability and all Company assets should only be used for legitimate business purposes.

Subjects specifically addressed by U.S. law and that form a minimum standard and scope of this Code include:

     o   Conflict of Interest
     o   Business Opportunities
     o   General Business Practice
     o   Relations with Government Authorities Within the U.S.
     o   Relations with Governments Other than the United States
     o   Proprietary and Classified Information
     o   Political Contributions
     o   Integrity of the Company's Records
     o   Antitrust
     o   Securities Laws
     o   Adherence to Contract Specification
     o   Non-Discrimination
     o   Harassment
     o   Waivers
     o   Compliance Standards and Procedures

The Company recognizes that extraordinary situations may occur which are beyond the scope of this Code, and which may require action in contravention of this Code in order to preserve or protect the life of an employee or family member, or in order to preserve or protect a significant asset of the Company. If that should occur, the action contemplated must, whenever possible, first be approved by the Chief Executive Officer of the Company or the Board of Directors.

Violations of this Code will not be tolerated. Failure of an employee to conduct business in accordance with this Policy will result in disciplinary action up to and including termination of employment.

If there are any questions about this Code, please contact the Chief Financial Officer.

                            II. CONFLICT OF INTEREST

The Company expects employees to devote their best efforts to the Company's interests, to dedicate themselves exclusively to promoting the Company's business interests and not to engage in or have the appearance of conflicts with business or financial activity that may conflict with the interests of the Company.

While it is not possible to discuss every circumstance that may lead to a conflict of interest, below are some of the more common examples.

     o A conflict of interest may exist if an employee, or any member of his or her immediate family, holds any substantial financial interest in any enterprise that has or may have business dealings with the Company or that engages in any field of activity engaged in by the Company. Employees should notify the Chief Financial Officer of any such potential conflict and refrain from such activity until the conflict situation has been reviewed by the Company's Chief Executive Officer or Board of Directors, and it has been determined that no material conflict of interest exists.
     o An employee may not act as a director, officer, partner, representative, consultant, agent or employee for any business or other institution without obtaining the prior approval of the Chief Executive Officer.
     o An employee (including members of such employee's immediate family or household) is prohibited from accepting anything of value from institutions or business that supply materials or services to the Company. This prohibition against the receipt of gifts is not intended to preclude acceptance of occasional light entertainment by a supplier or the exchange of nonmonetary gifts of a nominal value.
     o An employee must report to his or her immediate supervisor all offers of gratuities or other such efforts made by a party to influence a decision of such employee in favor of any person or entity.
     o An employee shall not knowingly compete with the Company in the purchase or sale of any property nor shall an employee divert from the Company, for the employee's own benefit or otherwise, any business opportunity in which the Company has or is likely to have an interest.
     o An employee may not use the Company's assets, facilities, know-how, or personnel, for any other business or personal endeavors without having first obtained written approval from an officer of the Company.
     o While employed by the Company, an employee may not engage in any other employment, occupation, consulting or other activity relating to the actual or anticipated business of the Company that would otherwise conflict with the employee's obligations to the Company. In addition, no employee may engage in any activity for any business or academic entity other than the Company except as set forth in the Employee Invention and Confidential Information Agreement.
     o An employee shall not recommend anyone for a consulting position who has a conflict or potential conflict with the Company.
     o While the Company encourages employees to engage in non-profit community and academic service, if such activity would interfere to any extent with the employee's obligations to the Company or otherwise present a potential conflict of interest, no employee should engage in such activity without having first obtained the written approval of the employee's manager, the manager's supervisor, and the Board of Directors.
     o An employee must not make any reference to his/her employment with the Company when making any public comment and must affirmatively indicate that any such comment is wholly of a personal nature to the employee should the employee's relationship with the Company become known, unless the employee's employment responsibilities with the Company include the authority for such public comment or the employee is expressly authorized by the Chief Executive Officer, or the Board of Directors as an official public spokesperson for the purpose of such public comment.

                           III. BUSINESS OPPORTUNITIES

The Company requires that employees not take for themselves any business opportunity or benefit in which the Company may have an interest or that an employee may learn of as a result of his or her employment by the Company. An example would be the acquisition of any interest in technology, products or intellectual property that either is sought by or would be of potential interest to the Company. If an employee has any questions as to whether the Company is interested in pursuing any given business opportunity, the employee should consult with the Chief Executive Officer. Officers and directors of the Company have an additional obligation not to take for themselves any business opportunity or benefit that the Company may have an interest in pursuing notwithstanding that their knowledge of such business opportunity or benefit was obtained independently of their relationship with the Company.

                          IV. GENERAL BUSINESS PRACTICE

In dealings with nongovernmental customers, suppliers, subcontractors, other persons or entities, giving or receiving of common courtesies such as business meals involving insubstantial value, usually associated with accepted business practice, is permitted. However, in any such dealings, no employee of the Company shall request, accept, offer to give, or give anything of significant value, the purpose or result of which is intended to influence, or which gives the appearance of influencing, the bona fide business relationships between the Company and such person or entity.

                    V. RELATIONS WITH GOVERNMENT AUTHORITIES

In addition to the other standards of conduct in this Code, no employee of the Company shall directly or indirectly offer, provide, solicit or receive any gift, gratuity or entertainment to or from any employee or representative of any government, authority, state, local, federal or otherwise, that is in violation of standards of conduct promulgated by such authority.

Employees involved in presenting quotations or offers in connection with U.S. Government contracts must refrain from entering into any agreement, or otherwise communicating, with competitors regarding prices to be charged, intention to submit an offer or methods or factors used to calculate prices, for the purpose of restricting competition. No attempt may be made with the purpose of restricting competition to induce any other concern to submit or not to submit an offer on a government contract or subcontract.

Employees directly or indirectly involved in soliciting business from, preparing offers to, or negotiating contracts with the U.S. Government or contractors or subcontractors operating under U.S. Government contract, must also be mindful of the need to comply with any applicable requirements relating to prohibiting solicitation of or acceptance of source selection information from a procurement official or competing contractor, and prohibiting the offering or promise of future employment or business opportunity to any government procurement official involved in a procurement. Other regulations prohibit contingent fee arrangements with non-employees in connection with government procurements.

                         VI. RELATIONS WITH GOVERNMENTS
                          OTHER THAN THE UNITED STATES

It is the policy of the Company that all employees, including employees outside of the United States, comply with the requirements of the United States Foreign Corrupt Practices Act ("FCPA"). Therefore, no the Company employee shall make any payment or provide any other thing of value, such as gifts, promises and offers to provide anything of value, to any official of any non-U.S. government or government agency, to any official of a political party in a country other than the U.S., or any candidate for political office in a country other than the U.S.

Notwithstanding the foregoing, the Company recognizes that in certain non-U.S. countries some minor government officials will delay or fail to perform their ministerial or clerical functions or services unless payments are made to them. Such payments may be made only if it has been determined in writing that:

     o the services requested for which the payment being made is clearly a service which the person receiving the payment is legally required to provide;
     o   the payments are not made to policy-making government personnel;
     o   the payments are consistent with local custom and standards;
     o the duties of the person receiving the payment are essentially ministerial or clerical;
     o there is not a reasonable alternative to making such payments; and o the government action sought is proper for the Company to receive.

In addition, it is recognized that in certain non-U.S. countries there are occasions of general gift giving, which do not occur more than three times a year, when it is normal and customary to make gifts to government and non-government personnel as a gesture of goodwill. On such occasions, gifts may be made that are other than in the form of cash payments and that do not exceed US$50 in cost in the case of any recipient, but no such gifts shall be made to such personnel for the purpose of influencing their official activities in order to obtain or retain business.
Acts of hospitality toward public officials should be of such scale and nature as to avoid compromising the integrity or impugning the reputation of the public official or the Company and should be performed in the expectation that they will become a matter of public knowledge.

All proposed payments and gifts to which this Code would apply must receive prior approval by the Chief Financial Officer and the Board of Directors of the Company and then must be reported on a quarterly basis to the Chief Financial Officer.

                   VII. PROPRIETARY AND CLASSIFIED INFORMATION

Each employee shall be bound by the terms of the Employment Confidential Information and Invention Assignment Agreement, and shall follow the Company's policies and procedures regarding the protection of the Company Proprietary Information. Each employee shall treat all the Company and third party proprietary or trade secret information as sensitive and not for general dissemination. Employees shall not disclose any such information except in a manner that has been authorized by the Company. Additionally, no disclosure shall be made of the Company or third party proprietary or trade secret information to fellow employees whose duties do not require a need to know such information.

Neither the Company nor its employees have clearance to receive information that has been classified by the United States or other governmental agency as "confidential", "secret", "top secret" or the like, as part of a governmental classification system. Therefore, should an employee of the Company encounter any instance where any such information is offered to be provided, it may not be accepted and the incident is to be reported promptly to the Board of Directors of the Company.

Employees shall not disclose to the Company any information that is still covered by any past "confidential", "proprietary" or "non-disclosure" agreements with former employers or other parties.

                          VIII. POLITICAL CONTRIBUTIONS

Generally, the Company's participation in political activities is through one or more trade associations. Political contributions of the Company funds, and expenditures of the Company funds to any person for influencing or attempting to influence any government officer or employee in connection with a government contract, grant, loan or cooperative agreement, are prohibited.

                     IX. INTEGRITY OF THE COMPANY'S RECORDS

All employees will adhere to the Company's internal control procedures for initiating and recording transactions. In recognition of its responsibility for the integrity and objectivity of data in the financial statements, management maintains a system of internal accounting controls. Such controls have been designed to provide reasonable assurance that the Company's assets are properly safeguarded, transactions are executed and reported in accordance with management's authorization and the books and records of the Company accurately reflect all transactions. The internal control system is augmented by a program of written policies and procedures, review by management, training of qualified personnel and the adoption of a written business ethics policy which is applicable to all employees of the Company and its subsidiaries.

                                  X. ANTITRUST

A. Relations with Competitors

The  primary  United  States  antitrust  statute   prohibits   conspiracies  and
understandings that unreasonably restrain trade. It flatly prohibits any agreements between competitors with respect to price, or any element of price (discounts, credit terms), including arrangements between competitors that tend only to stabilize prices. For example, agreements by competitors to buy up goods in order to prevent a decline in market price, or to adhere to a specific formula for determining price, are clearly just as unlawful as an agreement to fix the price itself.
Also flatly prohibited are agreements or arrangements between competitors regarding:

     o   the amount of their production;
     o   the division or allocation of markets, territories, or customers; or
     o   the boycotting of third parties.

All such agreements are unlawful and cannot be defended or justified in any way. All the Company employees must understand that prohibited agreements do not have to arise only out of formal documents signed by the parties. An agreement may be oral, informally arrived at, or may, in some cases, inferred from circumstantial evidence such as the conduct of competitors.

The Company's products and services are highly regarded throughout the markets in which the Company operates. It is both unnecessary and contrary to corporate policy to attempt to advance the interests of the Company by disparaging the products or services of a competitor.

B. Relations with Customers
The Company's relationships with its customers are subject to a number of antitrust statutes, each of which is keyed to particular types of transactions.

Price Discrimination
Among other things, the Robinson-Patman Act prohibits pricing discrimination in the sale of substantially similar products to competing customers. The Robinson-Patman Act also covers activities such as promotional payments or services. However, there are various exceptions, for example, to provide for pricing to "meet competition".

Resale Restrictions
The Sherman Act prohibits agreements that unreasonably restrain trade. Unreasonable restraints on the trade include restrictions placed upon the resale of items purchased by a customer. For example, an agreement between a seller and a customer restricting the price at which the customer will resell the product or otherwise restricting the resale is not permitted. Note, however, that the Sherman Act does not prohibit reasonable restrictions placed on licenses or distributors of the Company's products.

Refusals to Deal
A company ordinarily has the right to choose new customers and to cease doing business with old ones. However, the decision to cease doing business with a customer should be made as an independent business decision of the Company and should never be the result of an agreement between the Company and any third party; nor may the right to cease doing business be relied upon as the basis for required adherence by a customer to resale restrictions (e.g., fixing the customer's resale price) that would otherwise violate the antitrust laws. Threats to customers that the Company will cease doing business with them if they do not comply with resale policies are prohibited.

C. Relations with Suppliers
The Sherman Act prohibits the use of reciprocity where a buyer with substantial purchasing power buys a product on the condition that the other seller makes purchases from it in substantial amounts. Such instances can unnecessarily restrain the other party's freedom to trade with whomever it chooses. The law does not prohibit the Company from purchasing products from companies who purchase from the Company. Therefore, dealings with other parties that may involve reciprocity should be carefully examined so that the Company may avoid creating an unreasonable restraint of trade.

D. Prompt Notification to the Legal Department
If an employee of the Company is asked to engage in any transaction that appears to involve any one or more of the foregoing types of activities, the employee must promptly bring the matter to the attention of the Company's legal department.

                               XI. SECURITIES LAWS

The Federal securities laws place limitations on the circumstances under which any employee may purchase and/or sell the Company's stock or options to purchase stock.

     o All employees, including officers, in possession of material, nonpublic corporate information shall not disclose any such information to persons outside of the Company other than in the course of performing his or her corporate duties.
     o It is illegal and a violation of this Code, for any employee, including any officer, to trade in the Company's securities while in the possession of material, nonpublic information. Accordingly, any trading in the Company's stock until such time as the information has been publicly disseminated is prohibited.
     o Material, nonpublic information is defined as any information concerning the Company, not yet publicly known, but which, if publicly known, could reasonably be expected to affect the price of the Company's stock, or is likely to be considered important by a reasonable investor.
     o Any employee, including any officer, who violates this Code, by either trading on inside information or passing on such information to others will be immediately discharged and, if appropriate, legal proceedings on behalf of the Company will be commenced against the employee.
     o All employees shall comply with the Company's Insider Trading Compliance Program.

                    XII. ADHERENCE TO CONTRACT SPECIFICATIONS

The Company is committed to a policy of manufacturing and selling products of the highest quality. In accordance with this policy, it is required that all products be manufactured strictly in accordance with any applicable product specifications.

In the case of a contractually defined specification, responsible employees must take appropriate steps to ensure that such specifications are clearly and precisely defined and understood by all concerned parties. In any case where there is a difference of interpretation between the Company and a customer with regard to product specifications, immediate action will be taken to resolve the disagreement. Individuals responsible for ensuring that the product is manufactured in accordance with contractually defined specifications will take all necessary steps required to familiarize themselves with such specifications and to ensure that all product requirements are met.

Accurate and appropriate records will be maintained at each location engaged in the manufacture of products in accordance with contractually defined specifications. These locations include wafer fabrication and assembly and test facilities. Such records must reflect, in sufficient detail, the steps and precautions taken during the manufacturing process to ensure adherence to product specification requirements. Such records must also provide a sufficiently accurate and detailed audit trail. Any statement or certification with regard to adherence to product specification will be made only if it is true and accords with the facts and records.

An employee who knowingly fails to meet a product specification or evades the requirements of product specifications will be in violation of this Code and subject to disciplinary action up to and including termination. Negligence or carelessness in respect of product specifications or the regulations governing the quality standards applicable to a product constitutes a violation of this Code as well. In addition, an employee who fails to keep themselves informed of the requirements applicable to a product is negligent and is likewise subject to disciplinary action, up to and including termination.

                            XIII. NON-DISCRIMINATION

Discrimination in employment is illegal under U.S. law and under the laws of most countries. It is the Company's policy to recruit, hire, promote, assign, compensate and train qualified persons without regard to race, color, religion, sex, national origin, ancestry, age, marital status, sexual orientation, physical or mental disability, citizenship or veteran status. Further description of this policy is set forth in the employee handbook under "equal opportunity policy."

                                 XIV. HARASSMENT

Harassment of any kind is a form of misconduct that undermines the integrity of the employment relationship. Such prohibited harassment includes racial, ethnic and sexual harassment which is illegal under United States federal law and in violation of the Company's policies.

Sexual harassment is defined as sexual conduct toward other employees, including sexual advances, requests for sexual favors, or other physical, verbal or visual conduct of a harassing nature which is felt to be intimidating, demeaning, or creates a hostile work environment.

An employee engaging in harassment is subject to disciplinary action up to and including termination of employment. Further description of this policy is set forth in the employee handbook under "anti-harassment policy."

                                   XV. WAIVERS

Any waiver of any provision of this Code for a member of the Company's Board of Directors or an executive officer must be approved in writing by the Company's Board of Directors and promptly disclosed in accordance with law. Any waiver of any provision of this Code with respect any other person must be approved in writing by the Company's Compliance Officer. Any waivers of the code with respect to the chief financial officer or senior financial officers will require disclosure in a Form 8-K or posting on the Company's Website.

                          XVI. COMPLIANCE STANDARDS AND
               PROCEDURES - REPORTING AND INVESTIGATING MISCONDUCT

A.       Compliance Resources
         --------------------

To facilitate compliance with this Code, the Company has implemented a program of Code awareness, training and review. The Company has established the position of Compliance Officer to oversee this program. The Compliance Officer is a person to whom you can address any questions or concerns. The Compliance Officer, Philip J. Micciche, can be reached at tel. No. (408) 979-2955. In addition to fielding questions or concerns with respect to potential violations of this Code, the Compliance Officer is responsible for:

o        investigating possible violations of the Code;

o        training new employees in Code policies;

o conducting annual training sessions to refresh employees' familiarity with the Code;

o distributing copies of the Code annually to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;

o updating the Code as needed and alerting employees to any updates, with appropriate approval of the Audit Committee of the Board of Directors, to reflect changes in the law, Company operations and in recognized best practices, and to reflect Company experience; and

o        otherwise promoting an atmosphere of responsible and ethical conduct.

Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact the Chief Executive Officer.

If you have questions about the Company policy, need guidance on specific situations or want to report violations of the Code, see Section B below.

B.       Clarifying Questions and Concerns; Reporting Possible Violations
         ----------------------------------------------------------------

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or the Compliance Officer, you should do so without fear of any form of retaliation. The Company will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer. The Compliance Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Your cooperation in the investigation will be expected. As needed, the Compliance Officer will consult with the human resources department and/or the Audit Committee of the Board of Directors

If the investigation indicates that a violation of the Code has probably occurred, the Company will take such action as the Company believes to be appropriate under the circumstances. If the Company determines that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

Anyone can communicate with the Compliance Officer, either anonymously or by name, by any of the following methods:

o In writing, addressed to the Compliance Officer, Oryx Technology Corp., 4340 Almaden Expressway, Suite 220, San Jose, CA 95118.

o        By phone at (408) 979-2955.

o        By e-mail to phil@oryxtech.com.

Callers who wish to follow up on their call will be assigned a confidential ID number.

You may also contact the Compliance Officer by any of these methods with any questions about the Code.



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                           XVII. DISCIPLINARY ACTIONS

The matters covered in this Code are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company's ability to conduct its business in accordance with its stated values. The Company expects all of its directors, associates, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Company.

The Company will take appropriate action against any associate, employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company's sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

              XVIII. ACKNOWLEDGMENT OF RECEIPT OF CODE OF PERSONAL
                        AND BUSINESS CONDUCT AND ETHICS

I have received and read the Company's Code of Personal and Business Conduct and Ethics. I understand the standards and policies contained in the Company Code of Personal and Business Conduct and Ethics and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Company Code of Personal and Business Conduct and Ethics.

If I have questions concerning the meaning or application of the Company Code of Personal and Business Conduct and Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my manager or the human resources department, knowing that my questions or reports to these sources will be maintained in confidence.

I understand that my agreement with the Code of Personal and Business Conduct and Ethics does not constitute a contract of employment.


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Date

         All officers, directors and employees must sign and return this form to the Human Resources Department.